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                                                                    EXHIBIT 99.2
NEWS RELEASE

METRICOM CEO AND CHAIRMAN RESIGNS
LONG-STANDING BOARD MEMBER NAMED INTERIM CEO


SAN JOSE, CALIF. - FEBRUARY 21, 2001 - Metricom, Inc. (NASDAQ: MCOM), a leading high-speed wireless data company, today announced the resignation of Timothy Dreisbach from his position as the Company's Chief Executive Officer and Chairman of the Board. Dreisbach joined Metricom in 1998 as president and CEO, and will stay on in an advisory capacity as he pursues other opportunities outside the Company. Dreisbach was instrumental in launching the new higher-speed Ricochet 128 kbps service into 13 markets.

Ralph C. Derrickson, who has served on Metricom's Board since 1998, has been named interim CEO. Derrickson is a founding partner at Watershed Capital where he has focused on technology-enabled businesses in the Internet and communications. Prior to Watershed Capital, Derrickson directed venture investment and management at Vulcan Ventures Inc, Paul G. Allen's investment-management company.

ABOUT METRICOM

Metricom, Inc. is a leading high-speed wireless data company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two 28.8 kbps service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Statements made in this press release that are not historical facts, including those related to future market conditions, future competitors, future partners, market rollouts and future technology, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Projections of market size, partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. All forward looking statements are subject to the successful completion of the actions described in this press release. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release.



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Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.



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